                                                                    EXHIBIT 99.6


                               EXCHANGE AGREEMENT

     This EXCHANGE AGREEMENT (the "Exchange Agreement") is entered into as of this ____ day of _______________, 2002 (the "Effective Date") between US Oncology, Inc., a Delaware corporation (the "Company"), and JPMORGAN CHASE BANK, a New York banking corporation (the "Exchange Agent").

                                    RECITALS

     A. This Exchange Agreement is entered into in connection with the offer by the Company (the "Exchange Offer") to exchange $175,000,000 principal amount of its 9 5/8 Senior Subordinated Notes due 2012 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-4 (File No. 333-_________), as may be amended (the "Registration Statement"), filed with the Securities and Exchange Commission, for each $175,000,000 principal amount of its outstanding 9 5/8 Senior Subordinated Notes due 2012 (the "Old Notes" and, together with the Exchange Notes, the "Notes") tendered pursuant to the terms and conditions set forth in the final prospectus dated ___________, 2002 (the "Prospectus"), the related Letter of Transmittal (the "Letter of Transmittal") and, if applicable, the Notice of Guaranteed Delivery (the "Notice of Guaranteed Delivery") described in Section 2 below. Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Prospectus or the Letter of Transmittal.

     B. Holders (as hereinafter defined) may tender some or all of their Old Notes in exchange for Exchange Notes (the "Exchange"), which Notes are issued pursuant to that certain Indenture dated as of February 1, 2002, by and between the Company and JPMorgan Chase Bank, as Trustee.

     C. The Exchange Offer is expected to be commenced by the Company on or about ___________, 2002. Unless sooner terminated by the Company, the Exchange Offer shall expire at 5:00 p.m., New York City time, on ______, 2002 or on such later date and time to which the Company may, in its sole discretion, extend the Exchange Offer (as may be extended, the "Expiration Date"). The Company expressly reserves the right to extend the Exchange Offer from time to time as provided in the Letter of Transmittal and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to the Exchange Agent before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     D. The Company expressly reserves the right, in its sole discretion, to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted by the Company for exchange. The Company will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to the Exchange Agent as promptly as practicable.

                                   AGREEMENTS

     Section 1. APPOINTMENT OF EXCHANGE AGENT. The Exchange Agent is hereby appointed by the Company to serve as the exchange agent in connection with the Exchange Offer and the Exchange Agent hereby accepts such appointment. By accepting such appointment, the Exchange Agent hereby agrees: (a) to effect the Exchange in accordance with the terms and conditions set forth in the Letter of Transmittal and this Exchange Agreement; and (b) to act as agent for the holders (individually, a "Holder" and collectively, the "Holders") of the Old Notes identified in the register for the Old Notes in connection therewith.

     Section 2. DELIVERY OF DOCUMENTS. The Company shall deliver the following documents (collectively, the "Exchange Documents") to the Exchange Agent prior to the commencement of the Exchange Offer:

          (a) the Prospectus;

          (b) the form of the Letter of Transmittal to be used by the Holders in tendering Old Notes for surrender in connection with the Exchange Offer;

          (c) the form of the Notice of Guaranteed Delivery to be used, if applicable, by the Holders in tendering Old Notes for surrender in connection with the Exchange Offer;

          (d) the form of Letter to Registered Holders and Depository Trust Company Participants; and

          (e) the form of Letter to Clients.

     Any inconsistency between this Exchange Agreement, on the one hand, and the Exchange Documents (as they may be amended from time to time), on the other hand, shall be resolved in favor of the Exchange Documents, except with respect to the duties, liabilities and indemnification of the Exchange Agent, which shall be controlled by this Exchange Agreement.

     Section 3. BOOK-ENTRY TRANSFER ACCOUNT. The Exchange Agent will, within two business days after the date of the Prospectus, notify The Depository Trust Company ("DTC") of the Exchange Offer with respect to the Old Notes. Any financial institution that is a participant in DTC's systems may, until the Expiration Date, make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes to the Exchange Agent in accordance with DTC's Automated Tender Offer Program ("ATOP").

     Section 4. MAILING TO HOLDERS. The Company shall mail or cause to be mailed by first class mail or overnight mail by a reputable courier to each Holder and to participants in DTC's book-entry system (pursuant to information provided by DTC) one or more copies of each of the Exchange Documents on the day that the Registration Statement has become effective under the Securities Act of 1933, as amended, or as soon thereafter as reasonably practicable. Thereafter, at the request of a Holder or an entity acting on behalf of a Holder or such participant, the Company shall mail or cause to be mailed additional copies of any one or more of the Exchange Documents to such Holder, entity or participant.

     Section 5. EXCHANGE PROCEDURE.

          (a) If the Old Notes are held through DTC's book-entry system, DTC shall receive from each DTC participant in accordance with DTC's ATOP, notice of a Holder's book-entry tender of its Old Notes for an equal principal amount of Exchange Notes as provided in Section 3. Such book-entry tender shall be in lieu of physical delivery by such Holders of original Letters of Transmittal and certificates representing Old Notes; provided, however, that by tendering Old Notes pursuant to DTC's ATOP, such Holder agrees to be bound by the terms of the Letter of Transmittal as if such Holder had signed and physically delivered such document to the Exchange Agent.

          (b) If the Old Notes are held other than through DTC, the Exchange Agent shall receive the Old Notes being tendered, executed Letters of Transmittal, executed Notices of Guaranteed Delivery (if applicable), and any other documents required to be delivered in connection therewith, and shall examine the Old Notes, executed Letters of Transmittal, any Notices of Guaranteed Delivery and the other documents delivered or mailed to the Exchange Agent to ascertain whether they appear to be properly completed and executed in accordance with the instructions set forth in the Letter of Transmittal.

     Old Notes shall be considered properly tendered to the Exchange Agent only if (i) tendered prior to the Expiration Date in the manner described in clause
(a) or (b) above and in accordance with the instructions set forth in the Letter of Transmittal; (ii) the Company shall have provided its written notice of acceptance for exchange of such Old Notes pursuant to clause (d) below; (iii) such tenders of Old Notes have not been withdrawn in accordance with the terms of the Exchange Offer; and (iv) if tender of such Old Notes is made pursuant to the guaranteed delivery procedures contained in the Prospectus, the Old Notes are received by the Exchange Agent within three (3) New York Stock Exchange trading days after the Expiration Date.

     In the event any Letter of Transmittal or other document has been improperly completed or executed or is not in proper form for tender (as required by the instructions stated in the Letter of Transmittal), or if some other irregularity in connection with the tender (whether pursuant to DTC's ATOP or otherwise) of any of the Old Notes exists, the Exchange Agent shall consult with an Authorized Representative (as defined in Section 7 hereof) as to proper action to take to correct such irregularity, except that no such consultation shall be necessary with respect to any such irregularity that is of a routine nature and that is cured by the appropriate party delivering to the Exchange Agent the items necessary for cure pursuant to the Exchange Agent's instructions. The Exchange Agent is authorized, and hereby agrees, to waive any irregularity in connection with the tender of any of the Old Notes by any Holder with the approval of an Authorized Representative.

     Determination of all questions as to any irregularity or the proper completion, execution or delivery of any documents or instruments required in connection with the Exchange Offer shall be made by the Company, in its sole discretion, and such determination shall be final and binding. The Company shall have the absolute right to determine whether to reject any or all of the tendered Old Notes not in proper form or to waive any irregularities or conditions, and the Company's interpretation of the Letter of Transmittal (and, if applicable, Notice of Guaranteed Delivery) and any other Exchange Documents shall be final and binding. Notwithstanding anything to the contrary herein, no Old Note may be accepted for exchange until the Company shall have given the Exchange Agent written notice of its acceptance for exchange of such Old Note.

          (c) The Exchange Agent shall provide by facsimile or electronic transmission or telephone, as provided in Section 13, to such person or persons as the Company may request, reports as and when tender activity occurs up to and including the Expiration Date as to the aggregate principal amount of Old Notes which have been tendered pursuant to the Exchange Offer and the items received by the Exchange Agent pursuant to the Exchange Offer and this Exchange Agent Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, the Exchange Agent will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to or on the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by the Exchange Agent to the Company and such person or persons as the Company may request of access to those persons on the Exchange Agent's staff who are responsible for receiving tenders in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. If and to the extent that Old Notes are duly tendered pursuant to the exchange procedures described above in this Section 5 and the Letter of Transmittal, the Exchange Agent shall request the Company to accept such Old Notes for exchange and to issue the Exchange Notes to which such Holders are entitled. Such request shall be substantially in the form of Exhibit A hereto.

          (d) The Company, upon receipt of the request described in the immediately preceding clause (c) from the Exchange Agent, shall (i) provide written notice to the Exchange Agent of whether the Company accepts such Old Notes for exchange and (ii) if so, issue the Exchange Notes to which such Holders are entitled and deliver the same to the Trustee for authentication. JPMorgan Chase Bank, acting in its capacity as Trustee under the Indenture, shall promptly cancel the Old Notes being exchanged for such Exchange Notes, authenticate such Exchange Notes and deliver such authenticated Exchange Notes to the appropriate parties, or, in the case of a global Exchange Note registered in the name of a nominee of DTC, retain such global Exchange Note as the custodian for DTC pursuant to the Indenture.

          (e) If the Company does not accept for exchange all or part of the Old Notes tendered, the Exchange Offer is terminated, Old Notes are tendered but properly withdrawn or partial tenders are made, the Exchange Agent shall promptly return certificates for unexchanged Old Notes (or affect appropriate book-entry transfer) to the persons who deposited them (or affected such book-entry transfer) or, to the extent required, the Exchange Agent shall submit to the Company a request for reissuance to, or upon the order of, the tendering Holder of certificates for the unexchanged Old Notes. Such certificates shall be returned by the Company to the Exchange Agent for distribution to the appropriate Holders of the Old Notes.

          (f) The Exchange Agent may (but shall have no obligation to) take any and all other actions it deems necessary or appropriate as the Exchange Agent in connection with the Exchange Offer and under the customs and practices normally applied to such transactions and arrangements; provided however, that it is understood and agreed that the Exchange Agent shall have no duty or obligation in its capacity as Exchange Agent except for those specifically contemplated herein or as may be subsequently agreed to in writing between the Exchange Agent and the Company.

     Section 6. DOCUMENT RETENTION. The Letters of Transmittal (and, if applicable, Notices of Guaranteed Delivery), book-entry confirmations, and any other tender documents and the Old Notes shall be recorded by the Exchange Agent as to the date and time of receipt and shall be preserved and retained by the Exchange Agent until delivered to the Company or otherwise disposed of in accordance with the Company's instructions or the provisions of this Exchange Agreement. Upon the termination of this Exchange Agreement pursuant to Section 14 or upon the instruction of the Company, the Exchange Agent shall promptly forward to the Company any certificates for Old Notes, funds or property then held by the Exchange Agent in such capacity.

     Section 7. INSTRUCTIONS. The Exchange Agent may rely and act on any instructions from any Authorized Representative with respect to all matters pertaining to this Exchange Agreement and the transactions contemplated hereby. "Authorized Representative" is hereby defined as the Chairman of the Board, the President, the Chief Executive Officer, any Vice President, the Chief Financial Officer, the Treasurer or any Assistant Treasurer of, and legal counsel to, the Company.

     Any instructions given to the Exchange Agent orally by any Authorized Representative shall be confirmed in writing (including by facsimile transmission) by such Authorized Representative as soon as reasonably practicable. The foregoing notwithstanding, the Exchange Agent shall not be liable or responsible and shall be fully authorized and protected from acting, or failing to act, in accordance with any oral instructions that do not conform with the written confirmation received in accordance with this section after such action or omission.

     Section 8. PAYMENT FOR SERVICES RENDERED AND EXPENSES. For services rendered as the Exchange Agent hereunder, the Exchange Agent shall be entitled to compensation as set forth in Exhibit B hereto. The Exchange Agent will present the Company with an invoice for payment promptly after termination of this Exchange Agreement as provided in Section 14. The Company shall make payment as soon as practicable after receipt of the invoice.

     Section 9.  EXCULPATION.  The Exchange Agent shall:

          (a) have no obligation to expend its own funds with respect to the Exchange Offer or any of its duties hereunder or to otherwise make payment with respect to any tendered Old Note or any Exchange Note distributed hereunder;

          (b) have no duties or obligations other than those specifically contemplated herein, or as may subsequently be agreed to in writing by the Exchange Agent and the Company;

          (c) not be required to make and shall make no representations as to and shall have no responsibilities regarding the determination of the validity, sufficiency, value or genuineness of any Old Note tendered in the Exchange Offer (other than verification of the principal amounts reflected on the Old Notes tendered to the Exchange Agent in connection with the Exchange Offer) and will not be required to make and shall not make any representations as to the validity, value or genuineness of the transactions contemplated by the Exchange Offer or in the Exchange Documents or as to the accuracy or otherwise as to any of the terms of the Exchange Documents;

          (d) not be obligated to take any legal action hereunder that might in the Exchange Agent's reasonable judgment involve any expenses or liability, unless the Exchange Agent has been furnished with reasonable indemnity therefor from the Company;

          (e) not be liable for any lost profits, lost savings or other special, exemplary or consequential damages;

          (f) conclusively rely on, and act upon, any instrument, opinion, notice, certificate, letter, facsimile transmission, telegram or other document delivered to the Exchange Agent in accordance with this Exchange Agreement or the Letter of Transmittal and reasonably and in good faith believed by it to be genuine and to have been signed by the proper party or parties;

          (g) conclusively rely on and shall be fully protected by the Company in acting in accordance with the written or oral instructions of any Authorized Representative with respect to any matter relating to the Exchange Agent's actions specifically covered by this Exchange Agreement; and

          (h) be permitted to consult with counsel satisfactory to the Exchange Agent and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Exchange Agent hereunder and under any of the Exchange Documents in good faith and in accordance with such written advice or opinion of such counsel.

     Section 10. LIABILITY OF EXCHANGE AGENT; INDEMNIFICATION. The Exchange Agent and its officers, directors, employees, agents, subsidiaries and affiliates shall not be liable for any action taken or suffered by the Exchange Agent or such agent of the Exchange Agent reasonably and in good faith in accordance with the Exchange Offer, this Exchange Agreement, the Exchange Documents or the instructions of any Authorized Representative, other than any liability arising out of the negligence, willful misconduct or bad faith of the Exchange Agent or such other persons or entities. The Company hereby covenants and agrees to indemnify and hold the Exchange Agent and its officers, directors, employees, agents, subsidiaries and affiliates harmless from and against any fees, costs, expenses (including reasonable expenses of legal counsel), losses, liabilities, claims or damages (collectively the "Indemnified Liabilities"), which without negligence, willful misconduct or bad faith on its part or the part of any other such persons or entities, may be paid, incurred or suffered by it, or to which it may become subject, in any such case by reason of or as a result of the administration or performance of the Exchange Agent's duties hereunder or under any Exchange Document, or by reason of or as a result of the Exchange Agent's compliance with the instructions set forth herein or with any written or oral instruction delivered to it in accordance with the terms hereof, or as a result of defending itself against any claim or liability resulting from its actions as Exchange Agent hereunder or under any of the Exchange Documents, including any claim against the Exchange Agent by any

Holder, beneficial owner or other person or entity. To the extent any indemnity contained herein is contrary to or unenforceable under applicable law, the Company hereby agrees to contribute to the Exchange Agent the maximum amount of the Indemnified Liabilities permitted under applicable law. The Exchange Agent shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim.

     In no case shall the Company be liable under this indemnity with respect to any claim against the Exchange Agent or any other indemnified person or entity unless the Company shall be notified by the Exchange Agent, by letter or by facsimile confirmed by letter, of the assertion of a claim against the Exchange Agent or any other indemnified person or entity or any other action commenced against the Exchange Agent or any other indemnified person or entity, promptly after the Exchange Agent or any other indemnified person or entity shall have become aware of such assertion or received notice of commencement of such action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any pending or threatened suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for any subsequently incurred fees and expenses of any counsel retained by the Exchange Agent or any other indemnified person or entity so long as the Company shall retain counsel reasonably satisfactory to the Exchange Agent to defend such suit, and so long as the Exchange Agent has not determined, in the Exchange Agent's reasonable judgment, based upon the advice of counsel, that a conflict of interest exists between the Exchange Agent and the Company. Notwithstanding anything herein to the contrary, the Exchange Agent shall not enter into any settlement or other compromise with respect to any losses, liabilities, costs or expenses for which the Exchange Agent or any other indemnified party is seeking indemnification hereunder without the prior written consent of the Company, which shall not be unreasonably withheld or delayed.

     Section 11. NO SET-OFF. The Exchange Agent hereby expressly waives any lien, encumbrance or right of set-off whatsoever that the Exchange Agent may have with respect to any funds deposited with the Exchange Agent for the payment of transfer taxes for compensation owed to the Exchange Agent hereunder.

     Section 12. GOVERNING LAW; SUCCESSORS AND ASSIGNS. This Exchange Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the laws of another state. This Exchange Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Exchange Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Exchange Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Old Notes or Exchange Notes shall have any right, benefit or remedy of any nature whatsoever under, or by reason of, this Exchange Agreement. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed.

     Section 13. NOTICES. Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing, shall be effective only upon receipt by the party addressed, and shall be delivered by hand, overnight delivery, first-class mail, postage prepaid, electronic means or facsimile as follows:


     IF TO THE COMPANY:

     US Oncology, Inc.
     16825 Northchase Drive, Suite 1300
     Houston, Texas  77060
     Attention:  Phillip H. Watts

     Telephone:  (832) 601-6188
     Telecopy:   (832) 601-6688

     IF TO THE EXCHANGE AGENT:

     JPMorgan Chase Bank
     600 Travis Street, Suite 1150
     Houston, Texas  77002
     Attention:  Gary Jones

     Telephone:  (713) 216-6877
     Telecopy:   (713) 577-5200

     Section 14. TERMINATION. Unless terminated earlier by mutual agreement of the parties hereto or unless the Exchange Agent or the Company has not fully and completely performed its respective obligations under this Exchange Agreement, this Exchange Agreement shall automatically terminate 30 days after the Expiration Date. Notwithstanding the foregoing, Sections 8, 10, 11, 12, 13 and 14 shall survive such termination. Notwithstanding Section 1 hereof, in the event the Exchange Offer is terminated by the Company, this Exchange Agreement shall also terminate, provided that the Company shall reimburse the Exchange Agent for all Additional Expenses set forth on Exhibit B hereto incurred by the Exchange Agent in connection with this Exchange Agreement and/or the Exchange Documents, and Sections 10, 11, 12, 13 and 14 shall survive the termination of this Exchange Agreement. Upon the termination of this Exchange Agreement, except as provided in this Section 14, this Exchange Agreement shall be of no further force and effect, without liability of any of the parties hereto, provided, however, that nothing herein shall relieve a party from liability for any breach prior to such termination. The Exchange Agent shall promptly forward any Letters of Transmittal, Old Notes and other related documents received by the Exchange Agent after the date of termination to the Company.

     Section 15. ENTIRE AGREEMENT; AMENDMENT. This Exchange Agreement represents the complete and final agreement between the parties with respect to its subject matter and may not be amended or waived, in whole or in part, except by an instrument in writing signed by each of the parties.

     Section 16. COUNTERPARTS. This Exchange Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Exchange Agreement.

     Section 17. SEVERABILITY. In case any provision of this Exchange Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                            [SIGNATURE PAGE FOLLOWS]

                              US ONCOLOGY, INC.

                              By:
                                 ------------------------
                              Name:
                                    ---------------------
                              Title:
                                    ---------------------


                              JPMORGAN CHASE BANK,
                                 as Exchange Agent

                              By:
                                 ------------------------
                              Name:  John G. Jones
                              Title  Vice President and Trust Officer



                     [SIGNATURE PAGE TO EXCHANGE AGREEMENT]

                                   EXHIBIT A

                                Exchange Request

                                     [Date]

 Re: US Oncology, Inc. ("Company") exchange of its outstanding 9 5/8 Senior Subordinated Notes due 2012 (the "Old Notes") for 9 5/8 Senior Subordinated Notes due 2012 that have been registered under the Securities Act of 1933 (the "Exchange Notes") as contemplated in the Prospectus dated _____________, 2002.

     Pursuant to the Exchange Agreement dated as of _______ __, 2002, we have received tenders of Old Notes and other necessary documents, representing $________ aggregate principal amount of the Old Notes, and we hereby request the Company to accept such tendered Old Notes and to issue Exchange Notes in like principal amount to such Holders as follows:

     Please notify us of acceptance and issue the Exchange Notes.

     All documents received by the Exchange Agent which are related to the tender of such Old Notes are available for inspection at 2001 Bryan Street, 9th Floor, Dallas, Texas 75201.

     Upon completion of this exchange, the aggregate principal amount of Old Notes outstanding will be $___________.

                              Very truly yours,

                                   EXHIBIT B

EXCHANGE AGENT FEES

$3,500.00  For those duties specified in this Exchange Agreement.

Additional time spent on duties not anticipated above will be billed at $175 per hour.

ADDITIONAL EXPENSES

Out-of-pocket expenses are in addition to fees quoted above. This includes, but is not limited to, reasonable legal fees and expenses, wire charges, printing costs, overnight delivery charges, postage, long distance telephone charges and any travel costs.

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